Exhibit 10.1

September 24, 2024

Via Electronic Mail and Overnight Courier

Jet.AI Inc.
10845 Griffith Peak Dr.
Suite 200
Las Vegas, Nevada 89135
Attn:	Michael D. Winston, Executive Chairman and Interim Chief Executive Officer
George Murnane, Interim Chief Financial Officer

Re:	Jet.AI Inc. and Ionic Ventures LLC

Gentlemen:

As you know, Ionic Ventures, LLC (“Ionic,” the “Investor,” “we,” or “us”) is an investor in Jet.AI Inc. (“Jet.AI,” “you,” or the “Company”) through that certain securities purchase agreement, dated as of March 28, 2024 (the “Securities Purchase Agreement”), and the other Transaction Documents. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Securities Purchase Agreement.

We note several potentially disturbing disclosures in (i) those certain Current Reports on Form 8-K filed by the Company with the U.S. Securities Exchange Commission (the “SEC”) on July 17, 2024 (the “July 17, 2024 8-K”), August 23, 2024 (the “August 23, 2024 8-K”) and August 30, 2024 (the “August 30, 2024 8-K”, and collectively with the July 17, 2024 8-K and the August 23, 2024 8-K, the “8-Ks”), (ii) that certain Form S-3, as amended (File No. 333-281578), initially filed by the Company with the SEC on August 15, 2024 (the “S-3”) and (iii) that certain Form S-1 (File No. 333-281911) filed by the Company with the SEC on September 3, 2024. Copies of each of the 8-Ks, the amended S-3 and the S-1 are attached to this agreement as exhibits.

As disclosed in the July 17, 2024, 8-K, on August 10, 2023, the Company entered into a settlement agreement (the “Maxim Settlement Agreement”) with Maxim Group LLC (“Maxim”), pursuant to which the Company issued 1,127 shares of the Company’s Series A Convertible Preferred Stock (the “Series A Stock”) to Maxim. Also on August 10, 2023, in connection with the Maxim Settlement Agreement, the Company filed an amendment to the Company’s Certificate of Designation of Series A Stock with the Secretary of State of the State of Delaware, amending certain of the rights, preferences, privileges and other terms relating to the Series A Stock.

As disclosed in various filings made by the Company with the SEC in 2024, and as further disclosed in the August 23, 2024 8-K, on August 21, 2024, the Company commenced an exchange offer and solicitation (the “Offer”), pursuant to which the Company offered holders of certain of its outstanding warrants the opportunity to exchange such warrants for shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”). In connection therewith, the Company and Continental Stock Transfer & Trust Company entered into the 2021 Warrant Agreement Amendment (as defined in the August 23, 2024 8-K) and the 2023 Warrant Agreement Amendment (as defined in the August 23, 2024 8-K), in accordance with which the Company exercised its right to exchange each warrant (as defined in the August 23, 2024 8-K) that was outstanding upon the closing of the Offer for 10% fewer shares of Common Stock than each such warrant would have been exchanged for pursuant to the applicable exchange ratio in the Offer.

On August 23, 2024, the Company filed the S-3 with the SEC in order to register, via a shelf registration process, up to $50 million of its securities.

As disclosed in the August 30, 2024 8-K, on August 21, 2024, the Company entered into a Settlement Agreement and Stipulation, effective on August 28, 2024 (the “SHC Settlement Agreement”), with Sunpeak Holdings Corporation (“SHC”) to settle outstanding claims owed to SHC. Pursuant to the SHC Settlement Agreement, SHC agreed to purchase certain outstanding payables between the Company and designated vendors of the Company totaling approximately $2.4 million (the “SHC Claims”) and agreed to exchange the SHC Claims for shares of Common Stock (the “Settlement Shares”). The Company also agreed to issue to SHC an additional 100,000 shares of Common Stock pursuant to Section 3(a)(10) of the Securities Act of 1933, as amended, in accordance therewith as a settlement fee.

As of September 3, 2024, the date of filing of the most current amendment to the Company’s Form S-1, as amended (File. No. 333-279385), for the registration of the resale of the Registrable Securities (as defined in the Registration Rights Agreement), the Company confirmed to us that 100,000 Effectiveness Default Shares (as defined in the Registration Rights Agreement) had not been timely issued in accordance with the Registration Rights Agreement.

On September 3, 2024, the Company filed the S-1 (File. No. 333-281911) with the SEC for a firm commitment offering of up to $16 million of its securities.

As of the date hereof, the Company has not yet obtained Stockholder Approval in accordance with the period set forth in the Securities Purchase Agreement, and the registration statement registering the Registrable Securities has not been declared effective by the SEC.

You have advised us that you wish for us to refrain from taking any action to protect our rights under the Securities Purchase Agreement, the Registration Rights Agreement and the Certificate of Designations in response to the Company’s actions described above (the “Waiver Actions”). We have agreed not to take further action with respect to the Waiver Actions in consideration of the Company’s undertakings below:

1.	No later than 5:00 p.m. (New York Time) on Tuesday, September 24, 2024, the Company will deliver proof to us in the form of a letter from the Company’s transfer agent, that the Company has 50 shares of its shares of Series B Preferred Stock authorized and available to reserve for our benefit (the “Reserved Shares”).

2.	Assuming the first undertaking is completed, no later than 5:00 p.m. (New York Time) on Tuesday, September 24, 2024, the Company will cause its transfer agent to deliver to us proof that the Reserved Shares have been properly reserved for our benefit and such reservation is complete and final.

3.	By Wednesday, September 25, 2024, the Company will file a Current Report on Form 8-K disclosing the issuance of the Reserved Shares and the terms of this waiver agreement.

In further consideration for the execution of this waiver agreement by the Investor and without limiting any rights or remedies the Investor may have, each of the Company, for itself and for its Subsidiaries, hereby releases each of the Investor and each of its Related Parties (each a “Releasee” and, collectively, the “Releasees”) from any and all Claims (as defined below) that any of the Company or its Subsidiaries has or may have against any Releasee, whether or not relating to any Transaction Document, any obligation or liability owing thereunder, any asset of the Company or any of its Subsidiaries or Affiliates, or any legal relationship that exists or may exist as of the date hereof and arising out of the Waiver Actions between any Releasee and any of the Company or any of its Subsidiaries. The Company, for itself and for its Subsidiaries, acknowledges and agrees that it or its Subsidiaries may discover information later that could have affected materially its willingness to agree to the release in this paragraph and that neither such possibility, which it took into account when executing this waiver, nor such discovery, as to which it expressly assumes the risk, shall affect the effectiveness of the release in this paragraph, and waives the benefit of any legal requirement that may provide otherwise. As used in this paragraph, (i) “Claims” means all liabilities, rights, demands, covenants, duties, obligations (including, without limitation, indebtedness, receivables and other contractual obligations), claims, actions and causes of actions, suits, disputes, judgments, damages, settlements, losses, debts, responsibilities, fines, penalties, sanctions, commissions and interest, disbursements, taxes, charges, interest, costs, fees and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors, consultants and professionals and, if applicable, any value-added and other taxes and charges thereon), in each case of any kind or nature, whether joint or several, whether now existing or hereafter arising and however acquired and whether or not known, asserted, direct, contingent, liquidated, due, consequential, actual, punitive or treble and (ii) “Related Party” means, with respect to any Person, any Affiliate of such Person or of another Related Party of such Person and such Person’s and such Affiliate’s predecessors, successors, assigns, managers, members, partners, directors, officers, staff members (including, without limitation, individuals with independent contractor or similar status), agents, attorneys-in-fact, trustees, fiduciaries, representatives and advisors.

This waiver agreement shall be deemed a Transaction Document and is limited as written. As of the date first written above, each reference in the Securities Purchase Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to the Securities Purchase Agreement (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Securities Purchase Agreement as modified thereby, and this waiver and the Securities Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this waiver agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate the Investor to enter into or consider entering into any other waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This waiver (a) shall be governed by and construed in accordance with the law of the State of New York, (b) is for the exclusive benefit of the parties hereto and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this waiver without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties hereto upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of any obligation under the Securities Purchase Agreement and the other Transaction Documents. The fact that any term or provision of this waiver is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

[Signatures on Next Page]

INVESTOR:

IONIC VENTURES, LLC

By:	Ionic Management, LLC,
its Manager

By:	/s/ Brendan O’Neil
Name:	Brendan O’Neil
Title:	Manager

Acknowledged and Agreed:

COMPANY:

JET.AI INC.

By:	/s/ Michael Winston
Name:	Michael Winston
Title:	Interim Chief Executive Officer

[Signature Page to Waiver]